                                                                    EXHIBIT 99.1


                                       FOR:  Drypers Corporation



                                       APPROVED BY:  Walter V. Klemp
                                                     Chairman & Co-Chief
                                                     Executive Officer
                                                     (713) 869-8693

FOR IMMEDIATE RELEASE
---------------------
                                       CONTACT:  Cheryl Schneider/Tessa Lavender
                                                 Press: Michael McMullan
                                                 Morgen-Walke Associates
                                                 (212) 850-5600


        DRYPERS CORPORATION REPORTS SECOND QUARTER AND SIX MONTH RESULTS
                    - Announces Test Market with Wal-Mart -
            - ALSO PROVIDES OUTLOOK FOR REMAINDER OF 1998 AND 1999 -


     HOUSTON, TEXAS, July 23, 1998--Drypers Corporation (Nasdaq: DYPR) today reported results for the second quarter and six months ended June 30, 1998.

     For the quarter, net sales increased 11.4% to $80.8 million, compared with $72.6 million for the same period in 1997. Net income was $1.1 million, or $0.06 per diluted share, compared to income (before an extraordinary charge) of $2.2 million, or $0.12 per diluted share, in the second quarter of 1997. Second quarter 1998 results were in line with analysts' estimates and reflect the Company's previously announced increase in costs related to brand development and capacity expansion.

     For the six months, net sales increased 20.1% to $159.4 million, compared with $132.7 million for the same period in 1997. A net loss of $4.6 million, or $0.32 per diluted share, compared to income (before an extraordinary charge) of $4.2 million, or $0.23 per diluted share, in the year-ago period. Six-month results also reflect the Company's previously announced increase in costs, as discussed above.


INTERNATIONAL - GROWTH IN BRAZIL AND ARGENTINA

     Walter V. Klemp, Chairman and Co-Chief Executive Officer, said, "We had solid revenue growth in the second quarter with sales up 11.4% over last year. This was due in large part to a 19.5% increase in international sales, primarily reflecting notable strength in Brazil and Argentina. In Brazil, our launch of `Xuxa by Drypers' has been an overwhelming success since its introduction in June. Initial demand for this new diaper line has exceeded our capacity and we are taking immediate steps to supplement supply from Argentina. We have also signed a deal to launch the Xuxa diaper line in Argentina sometime during the third quarter. First-half strength in Brazil and Argentina offset lower sales in Mexico, which were negatively impacted by a now concluded price war initiated in the first quarter."

DOMESTIC - DISTRIBUTION IN MASS MERCHANDISERS

     Mr. Klemp continued, "Our sales from domestic operations increased 7.0% in the second quarter, despite a sharp reduction in export sales to Asia due to the continued currency crisis there. Excluding this reduction, sales within the United States were up approximately 10%, reflecting positive trade and consumer reaction to our national media campaign. Considering that the grocery channel for diapers decreased in overall size by almost 4% during the same period, that means our effective growth in the grocery channel was close to 14%. Current grocery store penetration increased to 70% versus 62% in the second quarter of 1997 and 66% at the end of 1997. Also, our grocery market share increased 10% during the second quarter to 7.1%."

     Mr. Klemp added, "We are very excited to announce that our first-half investment in brand building has paid off in a most important way by being a catalyst for a major breakthrough with Wal-Mart. Beginning this quarter, Wal-Mart will test Drypers(R) branded products in up to 300 of its stores in two major regions of the United States. Wal-Mart has indicated that success in this test could lead to a roll-out of Drypers products later this year or early 1999. This is truly an exciting opportunity and one that we have been striving toward for some time. It is clear to us that our national media campaign was critical to Wal-Mart's decision."

     Mr. Klemp continued, "We are also encouraged by a recent decision by K-Mart to feature Drypers in a national promotion during the third quarter of this year. This effort will result in Drypers(R) branded product displays in all K-Mart stores nationwide for the period of the promotion. While this does not necessarily equate to or ensure ongoing full distribution, it presents a great opportunity to demonstrate Drypers' capability."

EXPECTATIONS FOR SECOND HALF 1998 AND 1999

     Mr. Klemp added, "The progress with Wal-Mart and K-Mart constitutes major achievements, however, we now believe that the bulk of the opportunity for significantly increased volume won't begin until the first quarter of 1999. Although we made good progress in grocery during the first half of 1998, we believe the combination of our own reduction in promotional spending and product improvements by competitors worked to dampen growth resulting from the media campaign as compared to our original expectations."

     Mr. Klemp continued, "Accordingly, we have revised our outlook for the second half of 1998 based on an improving trend in United States grocery sales and continued strong growth in international. As a result, we currently anticipate 1998 and 1999 total sales to increase approximately 20% and 30% year-over-year, respectively. Given these revised volume expectations, we expect an excess of manufacturing capacity in the United States through the end of 1998. This excess capacity, combined with increased promotional spending during the second half of the year, suggests that our anticipated results will be below analysts' current expectations for 1998 and 1999."

     Mr. Klemp concluded, "Although we are having to temper our expectations for United States grocery growth in 1998, there is now little question as to whether the media campaign can provide a significant pay back, as evidenced by the Wal-Mart and K-Mart decisions. We continue to work on developing new, innovative features for our diapers and look forward to future announcements in this area."

     Drypers Corporation manufactures and markets disposable baby diapers and other consumer products under the Drypers and other brand names. The Company also produces private label diapers and related products. The Company's products are sold through grocery stores and mass merchants throughout the United States, Latin America and other international markets.

     This press release contains, and any oral statements made by the Company concerning this release may contain, forward-looking statements that involve assumptions and uncertainties. The Company's actual results could differ materially. Some of the more significant factors that could cause or contribute to such differences are noted in the Company's Reports on Forms 10-K and 10-Q, and include, but are not limited to, acceptance of Drypers products by mass merchandisers, effectiveness of advertising and promotional activities, lack of acceptance by consumers of new products, competitive and economic factors, price changes by competitors, changes in costs of raw materials, timing of technological advances by the Company and its competitors, and fluctuations in currency values and economic conditions in international markets.


                          (Financial Table to Follow)

                              DRYPERS CORPORATION

                      CONSOLIDATED STATEMENTS OF EARNINGS
               (In Thousands, Except Share and Per-Share Amounts)
                                  (Unaudited)

                                   Three Months Ended       Six Months Ended
                                   ------------------       ----------------
                                  June 30,    June 30,     June 30,   June 30,
                                   1998         1997        1998        1997
                                   ----         ----        ----        ----
NET SALES                     $    80,805  $    72,551  $   159,397 $   132,712
COST OF GOODS SOLD                 47,667       44,983       94,916      81,739
                              -----------  -----------  ----------- -----------
  Gross profit                     33,138       27,568       64,481      50,973
SELLING, GENERAL
 & ADMINISTRATIVE EXPENSES         27,399       22,972       59,876      41,933
                              -----------  -----------  ----------- -----------
  Operating income                  5,739        4,596        4,605       9,040
INTEREST EXPENSE, net               4,453        2,012        7,903       4,210
OTHER INCOME                          219          165          275          42
                              -----------  -----------  ----------- -----------
INCOME (LOSS) BEFORE INCOME
  TAX PROVISION AND
  EXTRAORDINARY ITEM                1,505        2,749       (3,023)      4,872
INCOME TAX PROVISION                  406          566        1,547         716
                              -----------  -----------  ----------- -----------
INCOME (LOSS) BEFORE
EXTRAORDINARY ITEM                  1,099        2,183       (4,570)      4,156
EXTRAORDINARY ITEM, costs of
  early extinguishment of debt         --       (7,769)          --      (7,769)
                              -----------  -----------  ----------- -----------

NET INCOME (LOSS)                   1,099       (5,586)      (4,570)     (3,613)
PREFERRED STOCK DIVIDEND               --          168           80         336
                              -----------  -----------  ----------- -----------
NET INCOME (LOSS) ATTRIBUTABLE
  TO COMMON STOCKHOLDERS      $     1,099  $    (5,754) $    (4,650)$    (3,949)
                              ===========  ===========  =========== ===========
INCOME (LOSS) PER COMMON SHARE:
Before extraordinary item:
  Basic                       $      0.07  $      0.26  $     (0.32)$      0.49
                              ===========  ===========  =========== ===========
  Diluted                     $      0.06  $      0.12  $     (0.32)$      0.23
                              ===========  ===========  =========== ===========
Extraordinary item:
  Basic                       $        --  $     (0.99)          -- $     (0.99)
                              ===========  ===========  =========== ===========
  Diluted                     $        --  $     (0.42)          -- $     (0.43)
                              ===========  ===========  =========== ===========
Net income (loss):
  Basic                       $      0.07  $     (0.73) $      (.32)$     (0.50)
                              ===========  ===========  =========== ===========
  Diluted                     $      0.06  $     (0.30) $     (0.32)$     (0.20)
                              ===========  ===========  =========== ===========
COMMON SHARES OUTSTANDING      16,868,179    7,875,910   14,704,116   7,856,844
                              ===========  ===========  =========== ===========
COMMON AND POTENTIAL COMMON
  SHARES OUTSTANDING           18,793,958   18,482,412   14,704,116  18,242,149
                              ===========  ===========  =========== ===========


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